Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS APRIL SALES RESULTS

Revises First Quarter Guidance

Company to Host Live Conference Call at 9am ET Today

New York, New York — May 10, 2007 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 569 stores, announced today that total net sales for the four-week period ended May 5, 2007 decreased 6.9% to $85.4 million, as compared to $91.7 million for the four-week period ended April 29, 2006.  Comparable store sales decreased 11.4% for the four-week period ended May 5, 2007, as compared to a comparable store sales increase of 2.6% for the four-week period ended April 29, 2006.

Total net sales for the thirteen-week year-to-date period ended May 5, 2007 increased 6.3% to $284.0 million, as compared to $267.1 million for the thirteen-week year-to-date period ended April 29, 2006.  Comparable store sales decreased 1.2% for the thirteen-week period ended May 5, 2007 as compared to a comparable store sales decrease of 9.2% for the thirteen-week period ended April 29, 2006.

Richard P. Crystal, Chairman and CEO stated: “April sales were disappointing as we experienced greater than anticipated negative comparable store sales during the early part of the month due to the shift of Easter into March, a weakness in mall traffic and unseasonable weather.  With more seasonable weather and the corresponding improvement in traffic, our sales rebounded later in the month, but were unable to offset early April sales trends. As a result of this, combined with higher than anticipated costs associated with our JasmineSola business, we have reduced our expectations for first quarter of fiscal 2007.”

Guidance

First Quarter of Fiscal 2007

The low end of the Company’s previous earnings per share guidance range of $0.11 to $0.14 per diluted share was predicated on achieving a low single digit comparable store sales increase reflecting earnings of $0.12 per diluted share in the New York & Company brand and a loss of $(0.01) per diluted share in the JasmineSola brand.  The Company now expects the New York & Company brand to earn approximately $0.08 per diluted share reflecting the impact of lower than expected comparable store sales performance.  The JasmineSola loss is now expected to approximate $(0.07) per diluted share primarily due to unanticipated charges of $5.1 million, or $(0.05) per diluted share.  These charges are primarily the result of costs associated with the completion of the Company’s arbitration proceeding in April and to a lesser degree, charges to liquidate inventory resulting from the unexpected loss of a JasmineSola lease in April and the resulting modification of the closeout inventory strategy.

As a result, the Company now estimates consolidated first quarter diluted earnings per share to be approximately $0.01.  This revised estimate is summarized as follows:

	Low End of Previous Guidance	Revised Guidance
New York & Company Brand	$0.12	$0.08
JasmineSola Brand	$(0.01)	$(0.07)

Consolidated Company	$0.11	$0.01

  This compares to the Company’s actual first quarter fiscal 2006 diluted earnings per share of $0.10.

During the first quarter, the Company opened 11 stores and closed two stores, ending the quarter with 569 stores.

“As we look ahead, we believe our assortments are on target with our customers’ desires, which we believe led to the improvement in results that we started experiencing toward the latter part of April,” Mr. Crystal continued.  “We have put the JasmineSola arbitration behind us and continue to focus on increasing the productivity of the chain.  Additionally, we are enthusiastic regarding the initial response to our new initiatives in e-commerce and marketing.”

   The Company further noted that it plans to provide additional information regarding its outlook for fiscal 2007, when it reports first quarter earnings on May 24, 2007.

Conference Call Information

A conference call to discuss April sales is scheduled for today, Thursday, May 10, 2007 at 9:00 am Eastern Daylight Time.  Investors and analysts interested in participating in the call are invited to dial (866) 290-0880 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until May 17, 2007 and can be accessed by dialing (888) 203-1112 and entering pin number 8114194.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 569 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.